Exhibit 10.6

PROPOSED WORK PROGRAMME FOR CHROMIUM PROSPECTING ON A CONCESSION LOCATED IN FIELD SHEET ……………

FOR

NEWHAVEN RESOURCES LIMITED

Dated ……………………………

Prepared by:
Dr. Johnson Manu
Department of Geology
University of Ghana
Legon

CONTENTS

1 GENERAL INFORMATION

1.1 Introduction

NEWHAVEN RESOURCES LIMITED is a Ghanaian registered mining, exploration and services company which is applying for a reconnaissance licence on a proposed "Abutia" concession to prospect for Chromium (Cr). The address of the company is P.O. Box 9918 (Airport), Accra. Dr. Johnson Manu will manage the exploration activities of the company.

1.2 Location

The concession is defined by the following pillar co-ordinates of Ghana 1:50,000 scale topographical sheet No……… (see attached map)

PILLAR CO-ORDINATES

1.3 Accessibility to the Area

The concession is accessible by the Akosombo – Ho road through Abutia. The area is interconnected with footpaths among settlements, villages and farms. Second class roads in the property are passable with four-wheel drive vehicles.

1.4 Geographical Setting

The area is drained by streams which flow mainly southeast. The rainy seasons last from April to July (maximum in May) and from September to November (maximum in October). The driest months lasts from December to February. The relative humidity is about 80% and the daily minimum temperature is about 20°C. The property is farmed by the locals on the lowlands with cassava, plantain, maize and yam.

1.5 Infrastructure

The field camp would be cited at Abutia which is some few kilometers from the property because it has some good infrastructural facilities such as hospital, bank, police post, basic schools and communication centres compared to the villages in the concession.

2 GEOLOGICAL ENVIRONMENT

2.1 Regional Geology

The regional area of the proposed concession is underlain by rocks of the Togo and Dahomeyan series cut by intrusives. The Togo series is made up mainly of quartzites and quartz-sericite schists.
For purposes of clarity, the Dahomeyan is often divided into an Acid group, Transitional group and a Basic group with no age relationships among the groups. Distinguishable varieties of the Acid group are granitic gneisses, quartz-mica schists and foliated biotite gneisses. The Transitional group consists of epidote-quartz amphibolites, biotite gneisses and nepheline-bearing gneisses. Gneisses and granulites make up the basic group of the Dahomeyan. The rocks are foliated and strongly banded gneisses rich in hornblende and garnets.
The intrusives are of basic origin.

2.2 Local Geology

The dominant rocks of the concession are ultrabasic rocks consisting of pyroxenites, hornblendites, and associated bands of chromite-bearing rocks. The ultrabasic rocks do not show any pronounced foliation, however, faint foliation in the chromite-bearing pyroxenite indicates a south-east trend.

2.3 Previous work on the concession

Previous work in the area has been a systematic geological mapping and prospecting by the Ghana Geological Survey Department in 1964 covering Field Sheet 104, Akuse NE. The report indicated an average total percentage of Cr_2O_3 in the chromites as about 30.

3.0 PROPOSED WORK PROGRAMME

This work programme has been prepared for NEWHAVEN RESOURCES LIMITED as part of the requirement by the Minerals Commission in order to obtain a reconnaissance licence for chromium. The work programme has been written to ensure the achievement of NEWHAVEN RESOURCES LIMITED: efficient use of capital to find an ore body that can be mined at a profit.

The most crucial decision would be to abandon the project or continue. A decision to continue would carry with it the commitment to further expenditure and this would be

viewed in the context that each successive stage is to be more expensive than the one completed. It is considered that if insufficient data have been collected the decision to return to an earlier part of the programme would be taken.

3.1 Details of Work Programme

The objective of the reconnaissance project would be defining the most promising areas in the concession where prospecting can be carried out and would be made up of the following activities:

- Desk Study (literature search, base map preparation, visits, consultations)
- Purchase of logistics
- Reconnaissance Mapping
- Surveying
- Orientation
- Traverse Soil Sampling
- Geophysical Surveys
- Environmental Overview
- Model Analysis
- Report Writing

3.1.1 Desk Study, Reconnaissance Visits and Consultations

Information from geological reports and maps, geophysical data and aerial photographs would be studied and the data collected would be analysed systematically in order to save considerable time and money.

Reconnaissance visits would be made to the area to check on accessible roads, water supply, and accommodation. Courtesy visit would be made to the chiefs and elders of the towns and to the District Chief Executive to indicate the intentions of the company. Environmental Protection Agency and Mines Department would be consulted for the necessary permits for the commencement of the project.

3.1.2 Logistics

The items to be acquired would include boots, buckets, cutlasses, helmets, pick-axes, sampling bags, shovels, etc. If necessary an improvised field camp would be made from rented premises for co-ordination of field work.

3.1.3 Reconnaissance Mapping

Geological mapping from traverses would be made based on the recognition of lithologies and lithological boundaries from isolated rock fragments and boulders.

3.1.4 Surveying

On the proposed concession, a common point local point would be tied up to the National Grid by identifying any nearest government cadastral point. From this, the grid system for the property would be mapped out.

3.1.5 Orientation

An appropriate grid for the actual implementation of soil sampling programme would be done by establishing a baseline directed parallel to the general strike of the strata and cross-lines cut at right angles to the baseline.

3.1.6 Traverse Soil Sampling

Soil samples would be taken from pits along a base line and cross-lines to be cut. Soil collection intervals and depths would be determined. The pits would be logged.

3.1.7 Geophysical Surveys

Ground gravity and magnetic surveys would be used to assist the geological mapping when necessary.

3.1.8 Environmental Overview

The following measures would be taken to reduce any environmental impact of the project.

- plants (or any cash crop destroyed would be adequately compensated
- sacred grounds would be avoided
- tree cutting would be minimised

3.1.9 Model Analysis

When the sampling programme has been completed and all analysis carried out, contour maps would be drawn to show the concentration of chromium. Examination of the maps would decide which of the anomalous areas are likely to be "significant" (possibly related to mineralization) and which are to be "non-significant" (originating from causes other than mineralization). Review of the anomalous geochemical values would be in light of local topography, regional geological knowledge to define the area of greatest interest in which detailed follow-up would be concentrated.

3.1.10 Report Writing

Information from the above-mentioned activities would form the basis for the compilation of the comprehensive report for the Minerals Commission and other agencies on the reconnaissance work and would justify the continuation or abandonment of the project.

4 COST ESTIMATES

Activity	Cedis	USDollars
1. Data Accumulation, etc	10,000,000	
2. Logistics (boots, cutlasses, etc.)	10,000,000	
3. Field Camp	40,000,000	
4. Vehicle, fuel, spares, etc.		40,000
5. Medical Expenses	4,000,000	
6. Geological Consultant @US$2500/mnth/11 months		27,500
7. 2 Geologists @US$1000/mnth/10months		20,000
8. 2 Technicians @US$400/mnth/10months		8,000
9. 25 workers@¢40,000/day/200 days	¢200,000,000	
10. Soil Sampling and Ground Geophysics		10,000
11. Laboratory Analyses		10,000
12. Compensation to Farmers	¢20,000,000	
13. Report Writing	¢20,000,000	
Sub-total	304,000,000	115,500
Contingency, 10%	30,400,000	11,550
TOTAL	334,400,000	127,050

5 ACTIVITY CHART

Activity/Month	1	2	3	4	5	6	7	8	9	10	11	12
Desk study/visits, consultations	◄	►										
Reconnaissance Mapping			◄	—	—	—	—	►				
Surveying												
Orientation survey and soil sampling					◄	—	—	—	—	►		
Ground geophysics												
Laboratory Analyses						◄	—	—	—	—	►	
Interpretation of Analytical Results							◄	—	—	—	►	
Report Writing							◄	—	—	—	►	
Report Submission												◆